Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-178704

PROSPECTUS SUPPLEMENT

(To prospectus dated December 29, 2011)

US$3,000,000,000

Medium-Term Notes

Due Nine Months or More from Date of Issue

Guaranteed irrevocably and unconditionally as to payment of principal, premium, if any, and interest by

QUÉBEC

(Canada)

We plan to offer and sell notes with the following terms:

•   Payments in US dollars

•   Stated maturity of nine months or more from date of issue

•   Redemption and/or repayment provision, in whole or in part, at our option or at the option of holders of the notes

•   Minimum denominations of US$1,000

•   Payments of principal, interest and premium, if any, may be indexed to the rate or price of commodities, currencies or other indices

•   Book-entry form (through The Depository Trust Company or other depositary)

•   Interest payments on fixed rate notes either semi-annually or annually

•   Interest payments on floating rate notes on a monthly, quarterly, semi-annual or annual basis

•   Interest at fixed or floating rates. The floating interest may be based on one or more of the following indices plus or minus spread and/or multiplied by a spread multiplier:

º   CD rate

º   CMT rate

º   Commercial paper rate

º   Federal funds rate

º   LIBOR

º   Prime rate

º   Treasury rate

º   Other rate as specified in the applicable pricing supplement

We will specify in the applicable pricing supplement the final terms for each note, which terms may differ from the terms described in this prospectus supplement.

Investing in the notes involves risks. See “Risk Factors” on page S-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell notes to the Agents as principal for resale at varying or fixed offering prices or through one or more Agents as agent using their reasonable efforts to sell the notes on our behalf. If we sell all the notes which we have registered, we expect to receive proceeds of at least US$2,980,500,000, after paying the Agents’ discounts and commissions not exceeding US$19,500,000. We may also sell notes directly to investors on our own behalf and accept, but not solicit, offers to purchase notes through additional dealers on the same terms and conditions that apply to purchases of the notes to or through the Agents. The Agents’ discounts and commissions may be higher if the stated maturity of the notes exceeds 30 years.

BofA Merrill Lynch	CIBC
J.P. Morgan	National Bank of Canada Financial
RBC Capital Markets	Scotia Capital

The date of this prospectus supplement is January 26, 2012

INTRODUCTORY STATEMENT

We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer our notes from time to time.

The notes offered by this prospectus supplement and the prospectus constitute one or more separate series of our debt securities, being offered by us from time to time and registered under registration statements Nos. 333-112298 and 333-178704 which we and Québec have filed with the Securities and Exchange Commission, Washington, D.C. under the United States Securities Act of 1933, as amended (the “Securities Act”).

Under our agreement with the Agents, we will represent to the Agents, each time we accept an offer to purchase notes, that the attached prospectus, this prospectus supplement, and any amendment or supplement, including the documents incorporated by reference, will not include any untrue statement of a material fact or omit to state any material fact necessary to make the other statements not misleading.

This prospectus supplement and the attached prospectus do not constitute an offer of, or an invitation by or on our or the Agents’ behalf to subscribe for or purchase, any securities other than the notes.

In this prospectus supplement and the attached prospectus, references to “dollars”, “US dollars” and “US$” are to United States dollars.

RISK FACTORS

Your investment in the notes is subject to risks. In consultation with your own financial and legal advisors, you should carefully consider, among other factors, the risks described below and other information contained in this prospectus supplement and the attached prospectus, including the documents incorporated by reference herein and therein, before deciding whether an investment in the notes is suitable for you and whether the notes are suited to your particular circumstances.

Notes indexed to interest rate, currency or other indices or by reference to formulas are more volatile than conventional debt securities.

If you invest in notes indexed to one or more interest rate, commodity, currency or other indices or by reference to formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive a lower amount of principal, premium or interest, or none at all. You may also receive payments at different times than you expected. Factors such as economic, financial and political events in the United States, Canada or elsewhere, over which we have no control, are important in determining the existence, magnitude and longevity of those risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the index or formula will be magnified. In recent years, values of many indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. Furthermore, past experience is not necessarily indicative of what may occur in the future.

We may choose to redeem the notes when interest rates are low.

If your notes are redeemable at our option, we may choose to redeem those notes at times when prevailing interest rates are relatively low. In that case, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

There may be an uncertain trading market for your notes.

We do not plan to have the notes listed on any securities exchange or included in any quotation system. We cannot assure you that a secondary trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness may affect the trading market for the notes. These factors include:

•	the complexity and volatility of any index or formula applicable to the notes;

•	the method of calculating the principal, premium and interest in respect of the notes;

•	the time remaining to the stated maturity of the notes;

•	the outstanding amount of the notes;

•	the redemption features of the notes;

•	the amount of other debt securities linked to any index or formula applicable to the notes; and

•	the level, direction and volatility of market interest rates generally.

In addition, some notes will have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies.

There may be a limited number of buyers when you decide to sell notes and transaction costs in any secondary market could be high. This may affect the price you receive for notes or your ability to sell notes at all. You should not purchase notes unless you understand and know you can bear all of the investment risks relating to your notes.

Currency indexed notes are subject to risks related to exchange rates and exchange controls.

Currency indexed notes have significantly more risk to United States residents than a similar investment in a non-currency indexed note. Some of these risks are:

•	the possibility of significant changes in rates of exchange between the US dollar and the index currency; and

•	the possibility of imposition or modification of foreign exchange controls by either the United States or foreign governments.

Factors that generally affect these risks include economic, financial and political events and the supply of and demand for the applicable currencies. Moreover, if payments on currency indexed notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the applicable exchange rates will be magnified. In recent years, exchange rates between some currencies have been highly volatile and volatility between those currencies or with other currencies may be expected in the future. However, fluctuations in any particular exchange rate in the past are not necessarily indicative of fluctuations that may occur in the future. Depreciation of an index currency would result in a decrease in the US dollar equivalent yield of currency indexed notes, in the US dollar value of the principal and any premium payable on the maturity date or earlier redemption of currency indexed notes and, generally, in the US dollar market value of currency indexed notes.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to the structure and other factors on the value of the notes. In addition, actual or anticipated changes in our credit ratings will generally affect the market value of the notes.

DESCRIPTION OF THE NOTES

The terms described below supplement those described in the prospectus and, if the terms described below are inconsistent with those described in the prospectus, the terms described below are controlling. Please note that in this section entitled “Description of the Notes,” references to we, our and us mean Hydro-Québec. Also, references to the holders mean those who own notes registered in their own names, on the books that we or the fiscal agent maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. The terms of the notes will be further described in the pricing supplement. If the terms described in the pricing supplement are inconsistent with those described below or in the prospectus, the terms described in the pricing supplement are controlling.

We will issue the notes under a fiscal agency agreement dated as of June 2, 2004 (the “fiscal agency agreement”), among us, Québec as guarantor and BNY Trust Company of Canada as fiscal agent (the “fiscal agent”, which term will include, unless the context otherwise requires, its successors and assigns). We are authorized to issue notes in an aggregate initial offering price of up to US$3,000,000,000 at any one time outstanding. As of the date of this prospectus supplement, we have notes in an aggregate initial offering price of US$339,738,800 outstanding. We may increase these limits in the future if we determine that we wish to sell additional notes.

Guarantee

Québec will irrevocably and unconditionally guarantee the payment of principal of, premium, if any, and interest on the notes.

Governing Law

The notes and the guarantee will be governed by the laws of Québec and the laws of Canada applicable therein.

Place of Delivery

The notes will be delivered in The City of New York.

Stated Maturity

The notes will mature nine months or more from the issue date, as selected by and agreed to by us and the Agents. We will specify the stated maturity of each note on the face of each note and in the pricing supplement.

Denominations

The authorized denominations of the notes will be US$1,000 or higher amounts which are integral multiples of US$1,000.

Form of Notes

We will issue the notes in book-entry form. The notes will be represented by a global note (a “Global Note”) registered in the name of The Depository Trust Company (“DTC” or the “depositary”), its nominee, or other depositary or its nominee (each note represented by a Global Note is referred to in this prospectus supplement as a “book-entry note”). So long as the depositary or its nominee is the registered owner of any Global Note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the note for all purposes under the fiscal agency agreement and the notes.

Book-entry notes will be exchangeable for notes represented by fully registered certificates without coupons (“Certificated Notes”) as described below under “Description of the Notes – Book-Entry System”.

We will make payments of principal of and any premium or interest at maturity on each note to the person in whose name the note is registered (the “holder”) at maturity in the register of the names and addresses of holders of notes maintained by the fiscal agent (the “note register”). We discuss how these payment mechanics operate in the case of book-entry notes below under “Description of the Notes – Book-Entry System”. In the case of Certificated Notes, we will make those payments in immediately available funds upon presentation of the notes at the corporate trust office of The Bank of New York Mellon at 101 Barclay Street, 21 West, New York, New York 10286, or any other office or agency maintained by us in The City of New York for the purpose of making those payments.

We will pay interest due other than at maturity on each note to the holder at the close of business on the record date next preceding each interest payment date by check mailed to the address of the holder as it appears in the note register.

However, a holder of US$10,000,000 or more in aggregate principal amount of Certificated Notes (whether having identical or different terms and provisions) will be entitled to receive payments of interest, other than at maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the fiscal agent not less than ten days prior to the applicable interest payment date.

Currency

The notes will be denominated in US dollars.

Redemption

The applicable pricing supplement will indicate either that:

•	a note will not be redeemable prior to its stated maturity; or

•

a note will be redeemable at our option on or after a specified date prior to its stated maturity at a specified price or prices, which may include a premium, together with accrued interest to the date of redemption.

In addition, the applicable pricing supplement will indicate whether we will be obligated to redeem or repay a note at the option of the holder of the note. If we are so obligated, the applicable pricing supplement will indicate the period or periods within which we will redeem or repay the notes, the price or prices at which we will redeem or repay the notes, in whole or in part, and other provisions of the obligation.

Original Issue Discount Notes

We may issue the notes as original issue discount notes.

An original issue discount note is a note, including any zero-coupon note, that is issued at a price lower than its principal amount and which provides that upon redemption, repayment or acceleration of its stated maturity, an amount less than its principal amount will become due and payable.

In the event of redemption, repayment or acceleration of the stated maturity of an original issue discount note, the amount payable to the holder of the note will be determined in accordance with the terms of the note.

A note issued at a discount may, for United States federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption, repayment or acceleration of the stated maturity of the note. See “Discussion of United States Tax Consequences – Original Issue Discount”.

Indexed Notes

We may issue the notes as indexed notes, as indicated in the applicable pricing supplement.

Currency Indexed Notes

“Currency indexed notes” are notes whose principal amount payable at maturity will be determined by reference to the rate of exchange between the US dollar and one or more other currencies.

Holders of currency indexed notes may receive a principal amount at maturity that is greater than or less than the face amount of these notes depending upon the fluctuation of the relative value of the specified exchange rate or exchange rates.

Other Indexed Notes

Holders of indexed notes other than currency indexed notes may receive payments of principal and any premium that will be computed by reference to a formula based on the relative value, rate or price of one or more specified commodities or indices.

For all indexed notes, the applicable pricing supplement will describe:

•	specific information pertaining to the method for determining the amount payable in respect of principal and any premium;

•	a historical comparison of the relative value, rate or price of each specified commodity, currency or index;

•	the face amount of the indexed note; and

•	additional tax considerations.

Definitions

In this prospectus supplement:

•

“Stated maturity”, when used with respect to any note or any installment of principal or payment of interest on the note, means the date specified in the note as the fixed date on which the principal of the note or any installment of principal or payment of interest is due and payable.

•

“Maturity”, when used with respect to any note, means the date on which the principal of the note or any installment of principal becomes due and payable, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise.

•

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York, provided that with respect to notes as to which LIBOR is the applicable interest rate basis, a “Business Day” is also a London Business Day.

•	“London Business Day” means a day on which commercial banks are open for business (including dealings in currencies other than US dollars) in London, England.

Registration, Transfer or Exchange

Book-entry notes may be transferred or exchanged only through the depositary.

You may present Certificated Notes for registration of transfer or exchange at the corporate trust office of The Bank of New York Mellon in The City of New York.

Interest

Interest-bearing notes will either be fixed rate notes or floating rate notes as described in the applicable pricing supplement.

Computation and Payment of Interest

Your note will bear interest from its issue date until the principal of the note is paid or duly provided for:

•	in the case of a fixed rate note, at the annual rate; or

•	in the case of a floating rate note, in accordance with the interest rate basis or formula,

in each case as specified in the applicable pricing supplement.

Interest payments on the notes will equal the amount of interest accrued:

•

from and including the immediately preceding interest payment date on which interest has been paid or duly provided for, or from and including the issue date, if no interest has been paid with respect to the applicable note;

•	to but excluding the next succeeding interest payment date or maturity.

We will pay interest in arrears on each interest payment date specified in the applicable pricing supplement and at maturity.

We will make the first payment of interest on any note originally issued between a record date and the related interest payment date or on an interest payment date on the interest payment date immediately following the next succeeding record date to the holder on that next succeeding record date.

A “record date” will be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related interest payment date.

Interest rates in respect of the notes may differ depending upon, among others things, the aggregate principal amount of notes purchased in any transaction. We may offer notes with similar variable terms but different interest rates concurrently at any time. We may also concurrently offer notes having different variable terms.

Fixed Rate Notes

We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months. We will pay interest on fixed rate notes either semi-annually or annually (an “interest payment date”), and in respect of principal due at maturity, at maturity or on any other dates as specified in the applicable pricing supplement.

For the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate of interest payable on the fixed rate notes is the stated rate of interest payable multiplied by the number of days in the year and divided by 360.

If any interest payment date or maturity of a fixed rate note falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest on the next succeeding Business Day. This payment will have the same force and effect as if made on the date the payment was due, and no interest will accrue on the payment for the period from and after that interest payment date or at maturity, as the case may be, to that next succeeding Business Day.

Floating Rate Notes

We will determine interest on floating rate notes by reference to a “reference rate”, which will be one or more of the following:

•	“CD Rate” (“CD Rate notes”);
•	“CMT Rate” (“CMT Rate notes”);
•	“Commercial Paper Rate” (“Commercial Paper Rate notes”);
•	“Federal Funds Rate” (“Federal Funds Rate notes”);
•	“LIBOR” (“LIBOR notes”);
•	“Prime Rate” (“Prime Rate notes”);
•	“Treasury Rate” (“Treasury Rate notes”); or
•	any other interest rate basis or formula as specified in the applicable pricing supplement,

based upon the index maturity.

The rate may be adjusted by adding or subtracting the spread or multiplying a spread multiplier, if any, as specified in the applicable pricing supplement.

The “index maturity” is the period to the maturity of the instrument or obligation from which the reference rate is calculated.

The “spread” is the number of basis points above or below the reference rate applicable to the floating rate note.

The “spread multiplier” is the percentage of the reference rate applicable to the floating rate note.

We may from time to time change the index maturity, spread, spread multiplier and other variable terms of the floating rate notes, but these changes will not affect any floating rate note already issued or as to which we have accepted an offer to purchase.

The applicable pricing supplement will specify:

•	whether the rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or otherwise (each, an “interest reset period”); and

•	where applicable, the dates on which the rate of interest will reset (each, an “interest reset date”).

Unless otherwise specified in the applicable pricing supplement, the interest reset dates will be:

•	in the case of floating rate notes which reset daily, each Business Day;

•	in the case of floating rate notes (other than Treasury Rate notes) which reset weekly, the Wednesday of each week;

•	in the case of Treasury Rate notes which reset weekly, the Tuesday of each week;

•	in the case of floating rate notes which reset monthly, the third Wednesday of each month;

•	in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December;

•	in the case of floating rate notes which reset semi-annually, the third Wednesday of the two months specified in the applicable pricing supplement; and

•	in the case of floating rate notes which reset annually, the third Wednesday of the month specified in the applicable pricing supplement.

The interest rate in effect from the issue date of a floating rate note to the first interest reset date with respect to that floating rate note will be the initial rate specified in the applicable pricing supplement (the “initial interest rate”).

If any interest reset date for any floating rate note would otherwise be a day that is not a Business Day, the interest reset date shall be postponed to the next succeeding day that is a Business Day.

However, if the note is a LIBOR note and the Business Day falls in the next succeeding calendar month, the interest reset date shall be the immediately preceding Business Day.

If specified in the applicable pricing supplement, a floating rate note may also have either or both of the following:

•	a minimum limit, or floor, on the rate of interest which may accrue during any interest period; and

•	a maximum limit, or ceiling, on the rate of interest which may accrue during any interest period.

The interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than US$250,000 is 16% and for any loan in an amount of US$250,000 or more is 25% per year on a simple interest basis. These limits do not apply to loans of US$2,500,000 or more.

In addition to any other applicable term, which may include a spread, a spread multiplier, interest reset dates, a maximum interest rate or a minimum interest rate, the applicable pricing supplement will specify for each floating rate note the following terms:

•	Issue date
•	Reference rate
•	Initial interest rate
•	Interest reset period
•	Interest payment dates
•	Interest payment period
•	Interest determination dates
•	Calculation date
•	Record dates
•	Index maturity
•	Stated maturity.

Interest Payments

Unless otherwise specified in the applicable pricing supplement, interest will be payable in the case of floating rate notes as follows (each date being an “interest payment date”):

•	in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month;

•	in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement;

•	in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement; and

•	in each case, at maturity.

If any interest payment date with respect to any floating rate note, other than an interest payment date at maturity, would otherwise be a day that is not a Business Day with respect to the note, the interest payment date shall be postponed to the next succeeding Business Day with respect to that note. But if the note is a LIBOR note and the next succeeding Business Day falls in the next succeeding calendar month, the interest payment date shall be the immediately preceding Business Day.

If the maturity of a floating rate note falls on a day that is not a Business Day, we will make the payment of principal, premium, if any, and interest on the next succeeding Business Day, and no interest on that payment shall accrue from and after the maturity.

Computation of Interest

With respect to a floating rate note, accrued interest is computed by multiplying the face amount of the floating rate note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day from the issue date, or from the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being computed.

The interest factor for each day is calculated by dividing the interest rate applicable to that day by:

•	360 in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes and Prime Rate notes; or

•	the actual number of days in the year in the case of CMT Rate notes or Treasury Rate notes.

For the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest which is equivalent to the applicable rate of interest payable on the floating rate notes, except in the case of CMT Rate notes and Treasury Rate notes, is the applicable rate of interest multiplied by the number of days in the year and divided by 360.

All percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)). All amounts used in or resulting from this calculation on floating rate notes will be rounded to the nearest cent with one half cent being rounded upward.

Calculation Agent

BNY Trust Company of Canada will be the “calculation agent”.

Upon the request of the holder of any floating rate note, the calculation agent will provide with respect to that floating rate note:

•	the interest rate then in effect; and

•	if determined, the interest rate that will become effective on the next interest reset date.

We will notify or cause the calculation agent to notify the fiscal agent of each determination of the interest rate applicable to a floating rate note promptly after determination is made.

The “calculation date”, if applicable, pertaining to any interest determination date will be the earlier of:

•	the tenth calendar day after the interest determination date, or, if that day is not a Business Day, the next succeeding Business Day; or

•	the Business Day immediately preceding the applicable interest payment date or maturity, as the case may be.

Floating rate notes will bear interest at the interest rates specified in the note and in the applicable pricing supplement. These interest rates will be calculated with reference to the reference rate and the spread or a spread multiplier, if any. The applicable pricing supplement will specify the initial interest rate in effect with respect to a floating rate note.

If an interest determination date, as of which the interest rate applicable to an interest reset period commencing on the related interest reset date will be determined by reference to the applicable reference rate, pertains to a floating rate note the interest rate of which is determined with reference to two or more reference rates, that interest determination date will be the latest Business Day which is at least two Business Days before the related interest reset date for the applicable floating rate note on which each reference rate is determinable.

The calculation agent will determine the interest rate for each subsequent interest reset date on the basis of the applicable reference rate as follows:

1. CD Rate. The CD Rate for each interest reset date will be determined as of the second Business Day prior to the interest reset date (a “CD Rate Interest Determination Date”).

The CD Rate will be the rate on the CD Rate Interest Determination Date for negotiable US dollar certificates of deposit having the index maturity specified in the applicable pricing supplement as published in H.15(519) (as defined below) under the heading “CDs (secondary market)” or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable US dollar certificates of deposit of the index maturity specified in the applicable pricing supplement, as published in H.15 Daily Update (as defined below), or such other recognized electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market)”. If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable US dollar certificates of deposit in New York City (which may include the Agents or their affiliates) selected by the calculation agent, after consultation with us, for negotiable US dollar certificates of deposit of major United States money center banks with a remaining maturity closest to the index maturity specified in the applicable pricing supplement, in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

“H.15(519)” means the weekly statistical release designated as such, published by the Board of Governors of the Federal Reserve System and available on their website at http://www.federalreserve.gov/releases/h15/current/default.htm, or any successor site or publication.

“H.15 Daily Update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/default.htm, or any successor site or publication.

2. CMT Rate. The CMT Rate for each interest reset date will be determined as of the second Business Day prior to the interest reset date (a “CMT Rate Interest Determination Date”), and will equal:

(1)	If “Reuters Page FRBCMT” (as defined below) is specified in the applicable pricing supplement:

a)	the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Designated CMT Maturity Index specified in the applicable pricing supplement, as published in H.15(519) under the caption “Treasury Constant Maturities”, as the yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace the specified page on that service) (“Reuters Page FRBCMT”), on the particular CMT Rate Interest Determination Date, or

b)	if the rate referred to in clause (a) does not so appear on the Reuters Page FRBCMT, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the particular Designated CMT Maturity Index and for the particular CMT Rate Interest Determination Date as published in H.15(519) under the caption “Treasury Constant Maturities”, or

c)

if the rate referred to in clause (b) does not so appear in H.15(519), the rate on the particular CMT Rate Interest Determination Date for the period of the particular Designated CMT Maturity Index as may then be published by either the Board of Governors of the Federal Reserve System or the United States

Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

d)	if the rate referred to in clause (c) is not so published, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent as a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that CMT Rate Interest Determination Date of three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a “Reference Dealer”), selected by the calculation agent from five Reference Dealers, selected by the calculation agent, and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Designated CMT Maturity Index, a remaining term to maturity no more than 1 year shorter than that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

e)	if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

f)	if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent as a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that CMT Rate Interest Determination Date of three Reference Dealers from five Reference Dealers, selected by the calculation agent, and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Designated CMT Maturity Index, a remaining term to maturity closest to that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

g)	if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

h)	if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the particular CMT Rate Interest Determination Date, or

i)	if two such United States Treasury securities with an original maturity greater than the Designated CMT Maturity Index have remaining terms to maturity equally close to such Designated CMT Maturity Index, the quotes for the Treasury security with the shorter original term to maturity will be used.

(2)	if the “Reuters Page FEDCMT” (as defined below) is specified in the applicable pricing supplement:

a)	the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the Designated CMT Maturity Index, as published in H.15(519) opposite the caption “Treasury Constant Maturities”, as the yield is displayed on Reuters on page FEDCMT (or any other page as may replace the specified page on that service) (“Reuters Page FEDCMT”), for the one-week or one-month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls, or

b)	if the rate referred to in clause (a) does not so appear on the Reuters Page FEDCMT, the percentage equal to the one-week or one-month, as applicable, average yield for United States Treasury securities at “constant maturity” having the particular Designated CMT Maturity Index for the week or month, as applicable, preceding such CMT Rate Interest Determination Date as published in H.15(519) opposite the caption “Treasury Constant Maturities,” or

c)	if the rate referred to in clause (b) does not so appear in H.15(519), the percentage equal to the one-week or one-month, as applicable, average yield for United States Treasury securities at “constant maturity” having the particular Designated CMT Maturity Index as otherwise announced by the Federal Reserve Bank of New York for the one-week or one-month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls, or

d)	if the rate referred to in clause (c) is not so published, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent as a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that CMT Rate Interest Determination Date of three Reference Dealers from five Reference Dealers, selected by the calculation agent, and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Designated CMT Maturity Index, a remaining term to maturity no more than 1 year shorter than that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in such securities in that market at that time, or

e)	if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

f)	if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent as a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that CMT Rate Interest Determination Date of three Reference Dealers from five Reference Dealers, selected by the calculation agent, and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Designated CMT Maturity Index, a remaining term to maturity closest to that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at the time, or

g)	if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

h)	if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that CMT Rate Interest Determination Date, or

i)	if two such United States Treasury securities with an original maturity greater than the Designated CMT Maturity Index have remaining terms to maturity equally close to such Designated CMT Maturity Index, the quotes for the United States Treasury security with the shorter original term to maturity will be used.

“Designated CMT Maturity Index” means the original period to maturity of the US Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no maturity date is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be 2 years.

3. Commercial Paper Rate. The Commercial Paper Rate for each interest reset date will be determined as of the Business Day prior to the interest reset date (a “Commercial Paper Rate Interest Determination Date”), and will be the Money Market Yield (as defined below) on that date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement, as published in H.15(519) under the caption “Commercial Paper Non Financial” or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Money Market Yield on such Commercial Paper Rate Interest Determination Date for commercial paper having the index maturity specified in the applicable pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper Non Financial”. If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on such Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the calculation agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of US dollar commercial paper in New York City (which may include the Agents or their affiliates) selected by the calculation agent, after consultation with us, for commercial paper having the index maturity specified in the applicable pricing supplement, placed for industrial issuers whose bond rating is “Aa”, or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

“Money Market Yield” will be a yield calculated in accordance with the following formula:

Money Market Yield =	D x 360 x 100
360 - (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest payment period for which interest is being calculated.

4. Federal Funds Rate. The Federal Funds Rate for each interest reset date will be determined as of the Business Day prior to the interest reset date (a “Federal Funds Rate Interest Determination Date”) and will be the rate with respect to such date for US dollar federal funds as published in H.15(519) opposite the heading “Federal funds (effective)” and that appears on Reuters (or any successor service) on Reuters Page FEDFUNDS 1 (or any other page as may replace such page on such service) under the heading “EFFECT” or, if such rate does not appear on Reuters Page FEDFUNDS 1 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate with respect to such Federal Funds Rate Interest Determination Date for US dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, opposite the caption “Federal funds (effective)”. If such rate does not appear on Reuters Page FEDFUNDS 1 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight US dollar federal funds arranged by three leading brokers of US dollar federal funds transactions in New York City (which may include the Agents or their affiliates) selected by the calculation agent, after consultation with us, prior to 9:00 A.M., New York City time, on the Business Day following such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

5. LIBOR. LIBOR for each interest reset date will be determined as of the second London Business Day prior to the interest reset date (a “LIBOR Interest Determination Date”) and will be determined in accordance with the following provisions:

(a)	LIBOR will be the rate for deposits in the Designated LIBOR Currency for a period of the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, or if no such rate so appears, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (b) below.

(b)

With respect to a LIBOR Interest Determination Date on which no rate appears on the Designated LIBOR Page as specified in clause (a) above, the calculation agent will request the principal London offices of each of four major reference banks (which may include the Agents or their affiliates) in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at that time. If at least two quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, then LIBOR on that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks (which may include the Dealers or their affiliates) in such Principal

Financial Center selected by the calculation agent for loans in the Designated LIBOR Currency to leading European banks, having the index maturity specified in the applicable pricing supplement, commencing on that interest reset date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at that time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of that LIBOR Interest Determination Date will be LIBOR in effect on that LIBOR Interest Determination Date.

“Designated LIBOR Currency” means the currency specified in the applicable pricing supplement, as to which LIBOR will be calculated or, if no such currency is specified in the applicable pricing supplement, US dollars.

“Designated LIBOR Page” means the display on Reuters on page LIBOR01 or LIBOR02, as specified in the applicable pricing supplement (or any other page as may replace such page on such service), for the purpose of displaying the London interbank rates of major banks (which may include the Agents or their affiliates) for the Designated LIBOR Currency.

“Principal Financial Center” as used herein shall be the capital city of the country of the Designated LIBOR Currency specified on the face hereof, except that with respect to Canadian dollars, euros, Swiss francs and US dollars, the Principal Financial Center shall be Montréal, Brussels, Zurich and The City of New York, respectively.

6. Prime Rate. The Prime Rate for each interest reset date will be determined on the Business Day prior to the interest reset date (a “Prime Rate Interest Determination Date”) and, unless otherwise specified in the applicable pricing supplement, will be the rate on such date as such rate is published in H.15(519) opposite the caption “Bank Prime Loan” or, if not published prior to 3:00 P.M., New York City time, on the related Calculation Date, the rate on that Prime Rate Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, opposite the caption “Bank Prime Loan”. If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean, as determined by the calculation agent, of the rates of interest publicly announced by each bank that appears on Reuters on page USPRIME1 (or any other page as may replace such page on such service for the purpose of displaying prime rates or base lending rates of major United States banks (“Reuters Page USPRIME1”)) as that bank’s prime rate or base lending rate as of 11:00 A.M., New York City time, on such Prime Rate Interest Determination Date. If fewer than four such rates so appear on Reuters Page USPRIME1 for that Prime Rate Interest Determination Date by 3:00 P.M., New York City time on the related Calculation Date, then the Prime Rate shall be the arithmetic mean calculated by the calculation agent of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by three major banks (which may include the Agents or their affiliates) in New York City selected by the calculation agent, after consultation with us; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

7. Treasury Rate. The Treasury Rate for each interest reset date will be the rate from the auction held on the Treasury Rate Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the index maturity specified in the applicable pricing supplement, under the caption “INVEST RATE” on the display on Reuters (or any successor service) on page USAUCTION 10 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION 10”) or page USAUCTION 11 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION 11”) or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the auction rate of those Treasury Bills as announced by the US Department of the Treasury. In the event that the auction rate of Treasury Bills having the index maturity specified in the applicable pricing supplement is not so announced by the US Department of the Treasury, or if no such Auction is held, then the Treasury Rate will be the Bond Equivalent Yield of the rate on that Treasury Rate Interest Determination Date of Treasury Bills having the index maturity specified in the applicable pricing supplement, as published in H.15(519) under the caption “US Government securities/Treasury bills/secondary market” or, if not yet published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on that Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “US Government securities/Treasury bills/secondary market”. If that rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate will be calculated by the calculation agent and will be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Treasury Rate Interest Determination Date, of three leading primary US government securities dealers (which may include the Agents or their affiliates) selected by the calculation agent, after consultation with us, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of that Treasury Rate Interest Determination Date will be the Treasury Rate in effect on that Treasury Rate Interest Determination Date.

“Bond Equivalent Yield” will be a yield calculated according to the following formula:

Bond Equivalent Yield =	D x N x 100
360 - (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest payment period for which interest is being calculated.

“Treasury Rate Interest Determination Date” shall be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills are normally auctioned (i.e., Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the Interest Determination Date will be the preceding Friday.

Events of Default

The following events are defined as “Events of Default” in the notes:

•	we fail to pay principal of or premium, interest or any additional amounts on any notes when due, and that default continues for 30 days;

•	we fail to perform any other covenant in the notes or the fiscal agency agreement and that default continues for 60 days; or

•

we default in the payment of principal of or premium, interest or any additional amounts on any other indebtedness (direct or under a guarantee) for borrowed money when due, and that default continues for 30 days, in an amount in excess of US$50,000,000 (or its equivalent in other currencies).

If an event of default occurs on outstanding notes and continues, any holder may declare the principal amount of any notes held by that holder to be due and payable. All amounts owed on those notes will become due on the 15th day after delivery of notice (in the case of the first and third events described above), or on the 30th day after delivery of notice (in the case of the second event described above), unless prior to that time all of those defaults are cured.

Other Provisions; Addenda

As specified under “Other Provisions” on the face of the notes or, if so specified on the face of the notes, in an addendum relating to the notes and, in each case, in the applicable pricing supplement, we may modify any provisions with respect to the notes including any variable term relating to the notes. These modifications will not, however, affect any note already issued or as to which we have accepted an offer to purchase.

Redemption at Our Option

The notes will be redeemable at our option prior to the stated maturity if one or more redemption dates are specified in the applicable pricing supplement.

If so specified, the notes will be subject to redemption at our option on the applicable redemption date or dates or on a date during the applicable range of redemption dates.

The notes will be redeemable in whole or from time to time in part in increments of US$1,000 or the minimum denomination specified in the applicable pricing supplement. Any remaining principal amount shall be at least US$1,000 or the minimum denomination. Any redemption will be made at the applicable redemption price, together with accrued interest to the redemption date, on notice given not more than 60 nor less than 30 days prior to the date of redemption.

Interest due on an interest payment date falling on or prior to the date fixed for redemption will be payable to the holder of record at the close of business on the record date pertaining to that interest payment date.

“Redemption price”, with respect to a note, means an amount equal to the initial redemption percentage specified in the pricing supplement, as adjusted by the annual redemption percentage reduction, if applicable, and multiplied by the unpaid principal amount of the note or the portion of the note to be redeemed.

The initial redemption percentage, if any, applicable to a note will decline at each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount of the note or the portion of the note to be redeemed.

Repayment at the Option of the Holder

If the applicable pricing supplement so specifies, the notes will be repayable by us in whole or in part prior to their stated maturity at the option of the holders on their respective optional repayment dates.

Any repayment in part will be in increments of US$1,000 or the minimum denomination specified in the applicable pricing supplement. Any remaining principal amount shall be at least US$1,000 or the minimum denomination.

The repayment price for any note to be repaid will be the sum of:

•	100% of the unpaid principal amount of the note or the portion of the note to be repaid; and

•	accrued interest to the date of repayment.

Interest due on an interest payment date falling on or prior to the date of repayment will, however, be payable to the holder of record at the close of business on the record date pertaining to that interest payment date.

For your Certificated Note to be repaid, the fiscal agent must receive it, together with the form thereon entitled “Option to Elect Repayment” duly completed, at the corporate trust office of The Bank of New York Mellon in The City of New York, or any other address of which we will from time to time notify the holders, not more than 60 nor less than 30 days prior to the date of repayment.

Exercise of the repayment option by the holder will be irrevocable.

While the Global Notes are held by or on behalf of the depositary and registered in the name of the depositary or the depositary’s nominee, a Participant (defined as a person that has an account with the depositary or its nominee) may exercise the option for repayment on behalf of the beneficial owners of a Global Note by delivering a written notice substantially similar to the form “Option to Elect Repayment” to The Bank of New York Mellon at its corporate trust office in The City of New York, or any other address of which we shall from time to time notify the holders, not more than 60 nor less than 30 days prior to the date of repayment.

The fiscal agent must receive notices of election from Participants on behalf of beneficial owners of a Global Note to exercise their option to have the book-entry notes repaid by 5:00 P.M., New York City time, on the last day for giving that notice.

In order to ensure that a notice is received by the fiscal agent on a particular day, the beneficial owner of the Global Note must so direct the applicable Participant before the Participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of the Global Note should consult the Participants through which they own their interest therein for the respective deadlines for those Participants. All notices shall be executed by a duly authorized officer of the Participant, with signature guaranteed, and shall be irrevocable. In addition, beneficial owners of the Global Note shall effect delivery at the time the notices of election are given to the depositary by causing the applicable Participant to transfer that beneficial owner’s interest in the Global Note, on the depositary’s records, to the fiscal agent. See “Book-Entry System” in this prospectus supplement and “Description of the Securities – Book-Entry System” in the accompanying prospectus.

Purchases of Notes by Us

We may at any time purchase notes at any price or prices in the open market or otherwise. We may hold or resell notes that we so purchase or, at our discretion, surrender them to the fiscal agent for cancellation.

Book-Entry System

Upon issuance, all book-entry notes having the same:

•	Issue date;

•	Stated maturity;

•	Interest payment dates;

•	in the case of:

–	fixed rate notes, interest rate; or

–	floating rate notes:

•	Reference rate;
•	Initial interest rate;
•	Index maturity;
•	Interest reset periods;
•	Interest reset dates;
•	Interest determination date;
•	Calculation date;
•	Spread or spread multiplier, if any;
•	Minimum interest rate, if any; and
•	Maximum interest rate, if any; and

•	any other terms set forth in the applicable pricing supplement;

will be represented by one or more Global Notes.

Payments

We will make available to the fiscal agent on any interest payment date or at maturity the total amount of any payment of principal, premium or interest due on book-entry notes on that date. As soon as possible thereafter, the fiscal agent will pay that amount to the depositary or its nominee, as the registered owner of the Global Note, in accordance with existing arrangements between the fiscal agent and the depositary.

The depositary has advised us that upon receipt of any payment of principal, premium or interest, the depositary will credit, on its book-entry and transfer system, Participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal or face amount of the Global Note as shown on the records of the depositary or its nominee.

We also expect that payments by Participants to owners of beneficial interests in the Global Note held through the Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those Participants.

Neither we, nor the fiscal agent, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Registered Owners and Owners of Beneficial Interests

So long as the depositary or its nominee is the registered owner of a Global Note, the depositary or its nominee will be considered the sole owner or holder of the Global Note for the purposes of:

•	receiving payment on the notes;

•	receiving notices in respect of the notes; and

•	for all other purposes under the fiscal agency agreement and the notes.

Beneficial interests in Global Notes will be evidenced only by, and transfers of book-entry notes will be effected only through, records maintained by the depositary or its nominee and its Participants.

Owners of beneficial interests in a Global Note:

•	will not be entitled to have notes registered in their names;

•	will not, except under some limited circumstances, receive Certificated Notes; and

•	will not be considered the owners or holders of those notes under the fiscal agency agreement or those notes.

Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depositary and, if that person is not a Participant, on the procedures of the Participant through which that person owns its interest, to exercise any rights of a holder of a beneficial interest in the Global Note.

In the event that we request any action of holders or an owner of a beneficial interest in a Global Note desires to take any action the depositary or its nominee, as the holder of the Global Note, is entitled to take, the depositary or its nominee would authorize the Participants to take that action, and the Participants would authorize beneficial owners owning through Participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Restrictions on the Transfer of a Global Note

A Global Note may not be transferred except as a whole:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or any other nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

Exchange for Certificated Notes

Notes represented by a Global Note are exchangeable for Certificated Notes of like tenor and in an equal aggregate principal amount in denominations of US$1,000 and integral multiples of US$1,000 only if:

•

the relevant depositary (i) notifies us that it is unwilling or unable to continue as depositary for the Global Note, or (ii) ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered, and we do not appoint a successor depositary within 90 days after receiving that notice or becoming aware that the depositary is no longer so registered;

•	in our discretion at any time, we determine not to have the notes represented by a Global Note; or

•

upon request by the relevant depositary, acting on direct or indirect instructions of one or more holders of a Global Note or any beneficial owner of an interest in a Global Note, after an event of default entitling the holders of a Global Note to accelerate the maturity of the notes has occurred and is continuing, provided that if the relevant depositary is unwilling or does not promptly make that request, then any beneficial owner of an interest in the Global Note will be entitled to make the request.

Any note that is so exchangeable is exchangeable for Certificated Notes registered in the names that the depositary holding the Global Note shall direct.

We expressly acknowledge that if a Certificated Note is not promptly issued to a beneficial owner of an interest in a Global Note as contemplated in the third event described above, then that beneficial owner will be entitled to pursue any remedy under the fiscal agency agreement, the Global Note or applicable law with respect to the portion of the Global Note representing that beneficial owner’s interest in the Global Note as if the Certificated Note had been issued.

Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of such depositary or its nominee.

DISCUSSION OF UNITED STATES TAX CONSEQUENCES

This section describes the material United States federal income tax consequences to a United States holder (as defined below) of owning the notes we are offering. It is the opinion of Sullivan & Cromwell LLP, our special tax counsel. It applies to you only if you acquire notes in any offering under any pricing supplement, this prospectus supplement and the accompanying prospectus and you own your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders that is subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a person that purchases or sells notes as part of a wash sale for tax purposes; or

•	a person whose functional currency for tax purposes is not the US dollar.

This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws may change, possibly on a retroactive basis, and could affect the continued validity of this summary.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

The tax consequences of any particular note depend on its terms, and any particular offering of notes may have features or terms that cause the US federal income tax treatment of the notes to differ materially from the discussion below. An applicable pricing supplement will discuss any material differences from the discussion below.

You should consult your tax advisor about the tax consequences of purchasing or holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

You are a United States holder if you are an owner of a beneficial interest in a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•       a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Payments of Interest

Except as described below in the case of interest on a discount note that is not qualified stated interest (see “Original Issue Discount—General”), you will be taxed on any interest on your note, as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes.

Interest paid by Hydro-Québec on the notes and original issue discount, if any, accrued with respect to the notes (as described below under “Original Issue Discount”) constitute income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interests and original issue discount will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Original Issue Discount

General. If you own a note, other than a note with a term of one year or less (a short-term note), it will be treated as issued at an original issue discount (a discount note) if the amount by which the note’s stated redemption price on the maturity date exceeds its issue price is more than a de minimis amount. Generally, a note’s issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note’s stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the note. There are special rules for variable rate notes that we discuss in “Original Issue Discount—Variable Rate Notes”.

In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than  1/4 of 1 percent of its stated redemption price on the maturity date multiplied by the number of complete years to its maturity (the de minimis amount). Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under “Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each payment by multiplying the total amount of your note’s de minimis original issue discount by a fraction equal to the amount of the principal payment made divided by the stated principal amount of the note.

Inclusion of Original Issue Discount in Income. Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount (“OID”) in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you own your discount note (accrued OID). You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount note must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•      multiplying your discount note’s adjusted issue price at the beginning of the accrual period by your note’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the discount note’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount note’s issue price and any accrued OID for each prior accrual period; and then

•	subtracting any payments previously made on your discount note that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at maturity of your note (other than any payment of qualified stated interest); and

•	your note’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note’s adjusted issue price (as determined above under “Original Issue Discount—General”), the excess is acquisition premium. If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of your note; divided by

•       the excess of the sum of all amounts payable, other than qualified stated interest, on your note after the purchase date over your note’s adjusted issue price.

Pre-Issuance Accrued Interest. An election can be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your note is to be made within one year of your note’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

Notes Subject to Contingencies Including Optional Redemption. Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether that contingency relates to payments of interest or of principal. In that case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of the schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note according to the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

•       in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

•       in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose according to the terms of your note as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under the heading “Original Issue Discount—Inclusion of Original Issue Discount in Income”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “Notes Purchased at a Premium”) or acquisition premium.

If you make this election for your note, then, when you apply the constant-yield method:

•	the issue price of your note will equal your cost;

•	the issue date of your note will be the date you acquired it; and

•	no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however if the note has amortizable bond premium, you will be deemed to have elected to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you own as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed below under “Original Issue Discount—Market Discount” to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

Variable Rate Notes. Your note will be a variable rate note if:

•	your note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

~      0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

~	15 percent of the total noncontingent principal payments; and

•	your note provides for stated interest (compounded or paid at least annually) only at:

~	one or more qualified floating rates;

~	a single fixed rate and one or more qualified floating rates;

~	a single objective rate; or

~	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

•      variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed US dollars; or

•	the rate is equal to that rate multiplied by either:

~	a fixed multiple that is greater than 0.65 but not more than 1.35; or

~	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless those restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

Your note will have a variable rate that is a single objective rate if:

•        the rate is not a qualified floating rate;

•        the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•        the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note’s term.

An objective rate as described above is a qualified inverse floating rate if:

•        the rate is equal to a fixed rate minus a qualified floating rate; and

•        the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•        the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

•        the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

Commercial Paper Rate notes, CMT Rate notes, Prime Rate notes, LIBOR notes, Treasury Rate notes, CD Rate notes, and Federal Funds Rate notes generally will be treated as variable rate notes under these rules.

In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate (or one of those rates after a single fixed rate for an initial period), all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate, other than at a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate note;

•	constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Notes. In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although, you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note’s stated redemption price at maturity.

Market Discount

You will be treated as if you purchased your note, other than a short-term note, at a market discount and your note will be a market discount note if:

•        you purchase your note for less than its issue price (as determined above under “Original Issue Discount—General”); and

•        the difference between the note’s stated redemption price at maturity or, in the case of a discount note, the note’s revised issue price, and the price you paid for your note is equal to or greater than  1/4 of 1 percent of your note’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note’s maturity. To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

If your note’s stated redemption price at maturity or, in the case of a discount note, its revised issue price, exceeds the price you paid for the note by less than  1/4 of 1 percent multiplied by the number of complete years to the note’s maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.

If you recognize gain on the maturity or disposition of your market discount note, you must treat it as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service.

If you own a market discount note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you elect to accrue market discount using a constant-yield method, it will apply only to the note with respect to which it is made and you may not revoke it.

Notes Purchased at a Premium

If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note’s yield to maturity. If you make an election to amortize bond premium, it will apply to all debt instruments (other than debt instruments, the interest on which is excludible from gross income) that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount—Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Notes

Your tax basis in your note will generally be the cost, as defined below, of your note, adjusted by:

•        adding any OID or market discount previously included in income with respect to your note; and then

•        subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your note.

You will recognize capital gain or loss when you sell or retire your note, except to the extent:

•	described above under “Short-Term Notes” or “Market Discount”;

•	attributable to accrued but unpaid interest; or

•	the rules governing contingent payment obligations apply.

Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Indexed Notes

The applicable pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations.

Information with Respect to Foreign Financial Assets

Under recently enacted legislation, certain holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. The notes may be subject to these rules. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, Hydro-Québec and other payors are generally required to report to the Internal Revenue Service payments of principal, premium and interest on your note, and the accrual of OID on a discount note. In addition, Hydro-Québec and other payors are required to report to the Internal Revenue Service the payment of proceeds of the sale of your note before the maturity date within the United States. Additionally, backup withholding will generally apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

CANADIAN TAX CONSIDERATIONS

This section supplements the section entitled “Description of the Securities – Canadian Taxes on Debt Securities” in the prospectus. This discussion is not exhaustive of all considerations relating to the acquisition, holding or disposition of the notes. You should consult with your own tax advisor concerning the application of Canadian federal and provincial income tax laws to your particular situation.

Under Canadian federal income tax legislation in effect at the date of this prospectus supplement, we are not required to withhold tax from interest or principal we pay or credit in respect of notes to any non-resident of Canada unless all or any part of the interest or of any amount deemed by the Income Tax Act (Canada)(the “Canadian Act”) to be interest paid or payable on the notes is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of a corporation.

Interest or amounts deemed by the Canadian Act to be interest paid or payable on notes and so contingent or dependent will nevertheless be exempt from withholding tax if the notes are prescribed obligations for the purposes of the Canadian Act.

Under the Canadian Act, an obligation is a prescribed obligation if:

•	its terms provide for an adjustment to the amount payable that is determined by reference to a change in the purchasing power of money; and

•

no amount payable in respect thereof, other than the adjustment mentioned above, is contingent or dependent upon or computed by reference to any of the criteria mentioned in the second paragraph of this section.

PLAN OF DISTRIBUTION

Under the terms of an amended and restated distribution agreement, dated January 26, 2012, among us, Québec as guarantor and the Agents named therein (the “distribution agreement”), and as amended from time to time, we are offering the notes on a continuous basis through the Agents severally, who have severally agreed to use their reasonable efforts to solicit offers to purchase the notes.

We will pay each Agent a commission not exceeding, depending upon maturity, 0.125% to 0.650% of the principal amount of any note sold through the Agent as agreed upon at the time of acceptance of an offer. This commission scale applies to notes that mature between nine months and 30 years, inclusive, from their issue date.

We and the relevant Agent will determine the commission applicable to the sale of any note that matures more than 30 years from its issue date at the time of the sale and disclose it in the applicable pricing supplement.

We may also sell notes to any Agent, acting as principal, at a price equal to 100% of its principal amount less a discount to be agreed upon at the time of sale but which shall not exceed the maximum commission applicable to an agency sale of a note of identical stated maturity.

The Agent may offer the notes it has purchased as principal to other dealers at a discount. The discount allowed to any dealer will not be in excess of the discount to be received by the Agent from us.

The notes may also be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at varying prices related to prevailing market prices at the time of resale, to be determined by the Agent or, if so agreed, at a fixed public offering price.

After the initial public offering of notes to be resold to investors and other purchasers, the public offering price, in the case of notes to be resold at a fixed public offering price, the concession and the discount may be changed.

We have agreed to reimburse the Agents for some expenses. The Agents may have had in the past and may have in the future other relationships with us including banking, financial advisory and other commercial dealings. They will have received customary fees and commissions for any such transactions.

We have reserved the right to accept, but not solicit, offers to purchase notes through additional dealers on the same terms and conditions, including commission rates, as would apply to purchases of the notes to or through the Agents under the distribution agreement. The applicable pricing supplement will name the additional dealers.

We may also sell the notes directly to purchasers in those jurisdictions in which it is permitted to do so. No commission will be payable to the Agents on notes we sell directly.

We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each Agent will have the right, in its discretion, reasonably exercised, to reject any offer to purchase notes received by it, in whole or in part.

In connection with any offering of notes, the Agents may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes. Short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of notes than they are required to purchase from us in the offering. The Agents also may impose a penalty bid, whereby they may reclaim selling concessions allowed to broker-dealers in respect of the notes sold in the offering if the notes are repurchased by the Agents in stabilizing or covering transactions.

These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market.

These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Agents may from time to time purchase and sell notes in the secondary market but are not obligated to do so.

Each Agent may be deemed to be an “underwriter” within the meaning of the Securities Act.

We have agreed to indemnify the Agents against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in that respect.

The notes will not be listed on any securities exchange, and there can be no assurance as to the existence or liquidity of a secondary market for the notes.

In addition to offering notes through the Agents as described in this prospectus supplement, we may concurrently with the offering of the notes, offer Debt Securities which are medium-term notes and which may have terms substantially similar to the terms of the notes.

Other Relationships

Some of the agents and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the agents and their affiliates may make or hold a broad array of investments and actively trade notes and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the agents or their affiliates has a lending relationship with us, certain of those agents or their affiliates routinely hedge, and certain other of those agents or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Canada-Nova Scotia rights of rescission and damages

Section 138 of the Securities Act (Nova Scotia), as amended (the “Nova Scotia Act”), provides that where an offering memorandum (as defined in the Nova Scotia Act for purposes of this section), together with any amendment thereto, or any advertising or sales literature (as defined in the Nova Scotia Act), contains a misrepresentation (as defined in the Nova Scotia Act), a purchaser in Nova Scotia to whom the offering memorandum has been sent or delivered and who purchases a security referred to therein is deemed to have relied on that misrepresentation, if it was a misrepresentation at the time of purchase, and the purchaser has a right of action for damages against the seller (which includes the issuer) and, subject to certain additional defenses, every director of the seller at the date of the offering memorandum and every person who signed the offering memorandum, but may elect to exercise a right of rescission against the seller, in which case the purchaser has no right of action for damages against the seller or the other foregoing persons.

Such rights of rescission and damages are subject to certain limitations including the following:

a)	in an action for rescission or damages, the defendant will not be liable if the defendant proves that the purchaser purchased the security with knowledge of the misrepresentation;

b)	in an action for damages, the defendant is not liable for all or any portion of the damages that the defendant proves does not represent the depreciation in value of the security resulting from the misrepresentation; and

c)	in no case shall the amount recoverable under the right of action described herein exceed the price at which the securities were offered under the offering memorandum or amendment to the offering memorandum.

In addition, no person or company, other than the issuer, is liable in an action for damages or rescission:

a)	if the person or company proves that the offering memorandum or the amendment to the offering memorandum was sent or delivered to the purchaser without the person’s or company’s knowledge or consent and that, on becoming aware of its delivery, the person or company gave reasonable general notice that it was delivered without the person’s or company’s knowledge or consent;

b)	if the person or company proves that after delivery of the offering memorandum or the amendment to the offering memorandum and before the purchase of the securities by the purchaser, on becoming aware of any misrepresentation in the offering memorandum, or amendment to the offering memorandum, the person or company withdrew the person’s or company’s consent to the offering memorandum, or amendment to the offering memorandum, and gave reasonable general notice of the withdrawal and the reason for it;

c)	if the person or company proves that with respect to any part of the offering memorandum or the amendment to the offering memorandum purporting to be made on the authority of an expert, or to be a copy of, or an extract from, a report, an opinion or a statement of an expert, the person or company had no reasonable grounds to believe and did not believe that:

i.	there had been a misrepresentation; or

ii.	the relevant part of the offering memorandum or any amendment to the offering memorandum did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert; or

d)	with respect to any part of the offering memorandum or amendment to the offering memorandum not purporting:

i.	to be made on the authority of an expert; or

ii.	to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company failed to conduct a reasonable investigation to provide reasonable grounds for a belief that there had been no misrepresentation, or believed that there had been a misrepresentation.

If a misrepresentation is contained in a record incorporated by reference in, or deemed incorporated into, the offering memorandum or amendment to the offering memorandum, the misrepresentation is deemed to be contained in the offering memorandum or amendment to the offering memorandum.

No action shall be commenced to enforce the foregoing rights unless an action is commenced to enforce those rights not later than 120 days after the date on which payment was made for the security or after the date on which the initial payment for the security was made where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment.

The right of action for rescission or damages conferred by section 138 of the Nova Scotia Act is in addition to and without derogation from any right the purchaser may have at law.

VALIDITY OF THE NOTES

Miller Thomson LLP, a general partnership, Montréal, Québec, will pass upon the validity of the notes and of the guarantee by Québec and all other matters of Canadian and Québec law and procedure on our behalf and that of Québec.

Norton Rose Canada LLP, a general partnership, Montreal, Québec, will pass upon the validity of the notes and of the guarantee by Québec and all other matters of Canadian and Québec law and procedure for the Agents.

Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the notes and of the guarantee by Québec as to matters of New York law for the Agents. Sullivan & Cromwell LLP will rely as to all matters of Canadian and Québec law on the opinions of Miller Thomson LLP and Norton Rose Canada LLP.

The opinions of Miller Thomson LLP, Norton Rose Canada LLP and Sullivan & Cromwell LLP will be conditional upon, and subject to, some assumptions regarding:

•	future action required to be taken by us and the fiscal agent in connection with the issuance and sale of any particular note,

•	the specific terms of the notes, and

•	other matters which may affect the validity of notes but which cannot be ascertained on the date of those opinions.

Miller Thomson LLP, Norton Rose Canada LLP and Sullivan & Cromwell LLP have, from time to time, rendered legal services to us and Québec not connected with the offering of the notes.

PROSPECTUS

US$3,000,000,000

Debt Securities

Warrants

Guaranteed irrevocably and unconditionally as to principal,

premium, if any, and interest by

Québec

(Canada)

This prospectus contains summaries of the general terms of these debt securities and warrants. We will provide specific terms of these debt securities and, as the case may be, warrants in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of debt securities or warrants unless accompanied by a supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2011.

Please note that in this prospectus, references to “we,” “our” and “us” refer to Hydro-Québec.

Where You Can Find More Information

We and Québec file annual reports, amendments to annual reports and other information with the U.S. Securities and Exchange Commission (“SEC”). These reports include financial information about us and Québec and may be accompanied with exhibits.

You may read and copy any document we or Québec file with the SEC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement and the exhibits and schedules to the registration statement are also available through the SEC’s website at http://www.sec.gov.

You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address or, without charge, from us or Québec at the address listed below.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 18-K for the year ended December 31, 2010, and all amendments to that annual report filed prior to the date of this prospectus; and

•	Québec’s Annual Report on Form 18-K for the year ended March 31, 2011, and all amendments to that annual report filed prior to the date of this prospectus.

We also incorporate by reference all our future annual reports and those of Québec, and all amendments to annual reports, and any other information we or Québec file with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the Securities (as defined below). Each time we or Québec file a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing to the following addresses or by calling the following phone numbers:

•	Hydro-Québec

Direction du financement international, encaisse et services financiers

75 René-Lévesque Boulevard West

Sixth Floor

Montréal, Québec

Canada H2Z 1A4

Telephone: (514) 289-3147; or

•	Ministère des Finances

Direction du financement des organismes publics et de la documentation financière

12 rue Saint-Louis

Québec, Québec

Canada G1R 5L3

Telephone: (418) 643-8141.

We are responsible for the information incorporated by reference or contained in this prospectus, any supplement to this prospectus, and any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different or additional information, and we take no responsibility for any other information that others may give you. We are not making an offer of these Securities in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Forward-Looking Statements

This prospectus contains forward-looking statements. Statements that are not historical facts, including statements about our or Québec’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, which may change, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and neither we nor Québec undertakes any obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We and Québec caution you that actual results may differ materially from those contained in any forward-looking statements.

Hydro-Québec

The information set forth below is not complete and is qualified by the more detailed information contained in our Annual Report on Form 18-K for the fiscal year ended December 31, 2010, and the other documents incorporated by reference in this prospectus.

We operate one of the two largest systems in Canada for the generation and distribution of electric power. We supply virtually all electric power distributed in Québec. Our head office is located at 75 René-Lévesque Boulevard West, Montréal, Québec, Canada H2Z lA4. Our website is http://www.hydroquebec.com. The information in the website is not part of this prospectus and is not incorporated by reference.

We were created in 1944 by the Hydro-Québec Act of the Parliament of Québec and are an agent of Québec. All our capital stock is held by the Minister of Finance on behalf of the Government of Québec. Under the provisions of the Hydro-Québec Act, we are mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Under the Hydro-Québec Act, the Government of Québec is entitled to declare a dividend from us when certain financial criteria are met.

Québec

The information set forth below is not complete and is qualified by the more detailed information contained in Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2011, and the other documents incorporated by reference in this prospectus.

Québec is the largest by area of the ten provinces in Canada (1,667,441 square kilometers or 643,803 square miles, representing 16.7% of the geographical area of Canada) and the second largest by population (8.0 million, representing 23.1% of the population of Canada, as of July 2011).

Québec has a modern, developed economy, in which the service sector contributed 75.5%, the manufacturing industry 16.3%, the construction industry 5.9% and the primary sector 2.3% of real GDP at basic prices in chained 2002 dollars in 2010. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), petroleum and coal products, transportation equipment products (including aircraft and motor vehicles and associated parts), chemical products, paper products and fabricated metal products. Québec also has significant hydroelectric resources, generating 32.0% of the electricity produced in Canada in 2010.

Montréal and Ville de Québec, the capital of Québec, are the main centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by the population. Port of Montréal, situated on the St. Lawrence River, is Canada’s second largest port in terms of operating revenues and provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 95% of its population.

Description of the Securities

We may at various times offer Debt Securities and, jointly or separately, Warrants to purchase Debt Securities (collectively, the “Securities”) in distinct series. This section summarizes the material terms of the Securities which are common to all series. It does not, however, describe every aspect of the Securities. If the terms described in this section or in the prospectus supplement differ from the terms described in the Securities (the forms of which will be filed with the SEC), you should rely on the terms described in the Securities.

Debt Securities

The Debt Securities will be issued subject to a fiscal agency agreement with a bank or trust company to be specified in the prospectus supplement, acting as fiscal agent, principal paying agent, transfer agent and registrar, unless another fiscal agent is appointed pursuant to any prospectus supplement.

The Debt Securities, when issued, will be our direct and unconditional general obligations. The Debt Securities will rank equally among themselves and with all other debt securities issued by us and outstanding at the date of the issue of the Debt Securities or thereafter. They will be payable as to principal, premium, if any, and any interest in lawful money of the United States of America or in any other currency or currencies specified in the prospectus supplement. The Debt Securities will be payable in The City of New York at the offices of the fiscal agent, or in any other place specified in the prospectus supplement.

Information Specified in the Prospectus Supplement

The prospectus supplement will specify the following terms:

•	the terms of the Debt Securities, including, where applicable:

–	designation;

–	aggregate principal amount;

–	maturity;

–	rate or rates of any interest;

–	any interest payment dates and record dates for payment of principal and interest;

–	currency or currencies of denomination and payment;

–	any index, price or formula to be used for determining the amount of any payment of principal, premium, if any, or interest;

–	denominations;

–	any terms relating to the holding and transfer of Debt Securities; and

–	any terms for redemption, exchange, or repurchase;

•	the names of and principal amounts to be purchased by any underwriters;

•	the purchase price;

•	any underwriting discounts and commissions; and

•	any other terms of the plan of distribution.

Repurchases and Resales of Debt Securities

We may, at any time, purchase the Debt Securities at any price or prices in the open market or otherwise. We may hold or resell the Debt Securities that we so purchase or, at our discretion, surrender them to the fiscal agent for cancellation.

Form, Exchange and Transfer

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be in fully registered form only in denominations of U.S.$1,000 and integral multiples thereof.

You may exchange your Debt Securities for other authorized denominations of the same series of equal aggregate principal amount. You may transfer and exchange your Debt Securities, free of charge, subject to any restrictions set forth below. Unless otherwise specified in the prospectus supplement, the fiscal agent will keep a register for the registration and transfer of Debt Securities.

Redemption

If the prospectus supplement so indicates, the Debt Securities may be redeemable prior to the stated maturity.

Original Issue Discount Securities

Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. We will describe in any prospectus supplement relating to original issue discount securities any special U.S. Federal income tax and other considerations applicable to those Debt Securities.

Governing Law

Unless otherwise indicated in the prospectus supplement, the Debt Securities and the guarantee of Québec endorsed thereon will be governed by the laws of Québec and the laws of Canada applicable therein. We and Québec as guarantor will irrevocably consent to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making or enforcement of any order or judgment) made or given in connection with any proceedings arising out of, or in connection with, the fiscal agency agreement and the Debt Securities. Information regarding jurisdiction of courts is set forth under “Jurisdiction and Enforceability” in this prospectus.

Place of Delivery

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be delivered in The City of New York.

Modifications

Unless otherwise indicated in the prospectus supplement, the fiscal agency agreement and the Debt Securities may be amended by us, Québec and the fiscal agent without notice to or the consent of the holder of any Debt Security if the amendment:

•	cures an ambiguity;

•	cures, corrects or supplements any defective provisions contained in the fiscal agency agreement or in the Debt Securities;

•	effects the issue of further Debt Securities as described below under “Further Issues”; or

•

is considered by us, Québec and the fiscal agent, acting on the advice of independent counsel, to be necessary or desirable and not inconsistent with the fiscal agency agreement or the Debt Securities and will not, in the reasonable opinion of us, Québec and the fiscal agent, adversely affect the interests of the holders of Debt Securities.

Unless otherwise indicated in the prospectus supplement, the fiscal agency agreement will contain provisions for convening meetings of holders of Debt Securities to modify or amend by extraordinary resolution (as defined in the fiscal agency agreement) the fiscal agency agreement or the Debt Securities (except as provided in the immediately preceding sentence). An extraordinary resolution passed at that meeting will be binding on all holders of Debt Securities. However, no modification may effect the following changes to the Debt Securities unless each holder of those Debt Securities agrees to that modification:

•	change the stated maturity or interest payment date of that Debt Security;

•	reduce the principal amount of or the rate of interest on that Debt Security;

•	change the currency of payment of that Debt Security;

•	impair the right to institute suit for the enforcement of any payment on that Debt Security or the related guarantee;

•	reduce the percentage of holders of Debt Securities necessary to modify or amend the fiscal agency agreement or the terms and conditions of that Debt Security;

•	reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Debt Securities; or

•	reduce the percentage of outstanding Debt Securities necessary to waive any future compliance or past default.

Notices

All notices to the holders will be valid (i) in the case of certificated Debt Securities, if sent by first class mail (or equivalent) or if posted to an overseas address by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the register held by the fiscal agent; (ii) in the case of Debt Securities represented by a Global Security, if delivered to DTC for communication by it to the persons shown in its records as having interests therein; and (iii) in either case, if and so long as the Debt Securities are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. Any such notice shall be deemed to have been given on the date of such delivery (or if delivered more than once or on different dates, on the first date on which delivery is made) or, in the case of mailing, on the fourth weekday following such mailing.

Further Issues

We may from time to time without notice to or consent of the holders of the Debt Securities of any given series create and issue further debt securities having the same terms and conditions as the outstanding Debt Securities of such series (or in all respects except for the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest thereon), and such further debt securities shall be consolidated and form a single series with the outstanding Debt Securities of such series. Any further debt securities forming a single series with the outstanding Debt Securities of such series shall be issued with the benefit of, and subject to an agreement supplemental to, the fiscal agency agreement.

Book-Entry System

Unless otherwise specified in the prospectus supplement, the Debt Securities you purchase will be issued in the form of one or more fully registered global securities (each, a “Global Security”). Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) or any other depositary or depositaries identified in the prospectus supplement. These depositaries may include The Canadian Depository for Securities Limited, the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream Luxembourg”). A Global Security will be registered in the name of the relevant depositary or its nominee.

Except as described below, a Global Security may be transferred, in whole or in part, only to the relevant depositary or its nominee.

Upon the issuance of a Global Security, we expect that the relevant depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by that Global Security to the accounts of institutions that have accounts with the depositary (“Participants”). The accounts to be credited will be designated by the underwriters, dealers or agents, or by us, in the case of Debt Securities that we sell directly. Ownership of beneficial interests in that Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in that Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the relevant depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons other than Participants). Owners of beneficial interests in a Global Security may incur fees for the maintenance and operation of the book-entry system where that Global Security is held with the depository. The laws of some states require that some purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a Global Security.

Any payment of principal, premium or interest due on the Debt Securities on any interest payment date or at maturity will be made available by us to the fiscal agent, or any other paying agent identified in the prospectus supplement, on that date. The fiscal agent will make those payments to the relevant depositary in accordance with existing arrangements between the fiscal agent and that depositary. We expect that the depositary, upon receipt of any payment of principal, premium or interest, will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the depositary. We also expect that payments by Participants to owners of beneficial interests in the Global Security held through those Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those Participants. Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

So long as a depositary (or its nominee) is the registered owner of a Global Security, that depositary (or nominee) will be considered the sole owner and holder of the Debt Securities represented by that Global Security for all purposes of the Debt Securities. Except as provided below, or as may be specified in the prospectus supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by that Global Security registered in their names, will not be entitled to receive physical delivery of certificated Debt Securities in definitive form upon exchange or otherwise and will not be considered the owners or holders of any Debt Securities represented by a Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the relevant depositary and, if that person is not a Participant, on the procedures of the Participant through which that person holds its interest, to exercise any rights of a holder of Debt Securities. We understand that, under existing industry practice, if an owner of a beneficial interest in a Global Security desires to take any action the relevant depositary (or nominee) as the holder of that Global Security is entitled to take, the depositary would authorize the Participants to take that action, and the Participants would authorize beneficial owners owning through those Participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Except as otherwise set forth in the prospectus supplement, a Global Security may not be transferred except as a whole by the relevant depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or any other nominee of the depositary, or by the depositary or the nominee to another depositary or its nominee or to a successor of the depositary or a nominee of the successor. Debt Securities represented by a Global Security are exchangeable for certificated debt securities of like tenor and of an equal aggregate principal amount in denominations of U.S.$1,000 (or other minimum denomination specified in the relevant prospectus supplement) or any integral multiples of U.S.$1,000 only if:

•

the relevant depositary i) notifies us that it is unwilling or unable to continue as depositary for the Global Security, or ii) ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered, and we do not appoint a successor depositary within 90 days after receiving that notice or becoming aware that the depositary is no longer so registered;

•	in our discretion at any time, we determine not to have the Debt Securities represented by a Global Security;

•

upon request by the relevant depositary, acting on direct or indirect instructions of one or more holders of a Global Security or any beneficial owner of an interest in a Global Security, after an event of default entitling the holders of a Global Security to accelerate the maturity of the related Debt Securities has occurred and is continuing, provided that if the relevant depositary is unwilling or does not promptly make that request, then any owner of a beneficial interest in the Global Security will be entitled to make the request; or

•	in other events as may be specified in the prospectus supplement.

Any Debt Security that is exchangeable pursuant to the preceding sentence is to be exchanged for certificated debt securities registered in the names that the relevant depositary shall direct. Certificated debt securities may be presented for registration of transfer or exchange at the office of the fiscal agent in The City of New York or any other place specified in the prospectus supplement, and principal, premium, if any, and interest will be payable at that office of the fiscal agent, provided that interest may be paid by check mailed to the registered holders of the Debt Securities to their addresses appearing in the security register.

We expressly acknowledge that if a Certificated Debt Security is not promptly issued to an owner of a beneficial interest in a Global Security in the third event described above, then such beneficial owner shall be entitled to pursue any remedy under the fiscal agency agreement, the Debt Securities or applicable law with respect to the portion of the Global Security that represents such beneficial owner’s interest therein as if such Certificated Debt Security had been issued.

Transfers of beneficial interests in a Global Security

Unless otherwise indicated in the prospectus supplement, transfers of beneficial interests in a Global Security between participants within Euroclear and Clearstream, Luxembourg, and between Euroclear and Clearstream, Luxembourg participants, will be effected in accordance with procedures established for this purpose from time to time by Euroclear and Clearstream, Luxembourg. Such beneficial interests may be transferred between DTC participants in accordance with procedures established for this purpose from time to time by DTC.

Clearing and Settlement

Unless otherwise specified in the prospectus supplement, the clearing and settlement of Securities will be as follows:

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of Securities among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC, Euroclear and Clearstream, Luxembourg have advised us as follows:

DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions, like transfers and pledges, among its Participants in those securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC’s Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other types of organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. DTC agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The rules applicable to DTC and its Participants are on file with the SEC.

If depositaries other than DTC are appointed, additional information with respect to those depositaries will be set forth in the prospectus supplement.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Distributions with respect to Securities held through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Euroclear.

Clearstream, Luxembourg. Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides Clearstream, Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

Distributions with respect to Securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Settlement and transfers

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic United States dollar market will be followed for primary market purchasers which are participants in DTC, and Securities will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Settlement procedures applicable to conventional eurobonds in registered form will be followed for primary market purchasers which are Euroclear or Clearstream, Luxembourg Participants, and Securities will be credited to their securities accounts on the business day following the settlement date against payment for value on the settlement date.

Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the U.S. Depositaries.

Because of time zone differences, credits of Securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Securities settled during such processing will be reported to the relevant Clearstream, Luxembourg Participants or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of Securities by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Canadian Taxes on Debt Securities

In the opinion of our counsel, Miller Thomson LLP, and of Norton Rose OR LLP, Canadian counsel for the underwriters or agents, if any, there are no withholding taxes payable under the laws of Canada or of Québec with respect to any Debt Securities owned by a non-resident of Canada or premium, if any, or interest thereon except in the circumstances set forth below. Under the Income Tax Act (Canada) (the “ Canadian Act”), if all or any part of the interest (including amounts deemed interest under the Canadian Act) paid or payable on the Debt Securities is:

•	contingent or dependent upon the use of or production from property in Canada;

•	computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion; or

•	computed by reference to dividends paid or payable to shareholders of any class of shares of a corporation;

then interest paid or payable on the Debt Securities will not be exempt from Canadian non-resident withholding taxes unless the Debt Securities are “prescribed obligations” for those purposes. A prescribed obligation is a debt obligation the terms of which provide for an adjustment to the amount payable under the obligation that is determined by reference to a change in the purchasing power of money, and on which no amount payable, other than that adjustment, is contingent or dependent upon or computed by reference to any of the criteria listed above.

There are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of any Debt Securities or premium, if any, or interest thereon by an owner who, at all relevant times, is not, nor is deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Debt Securities in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Act.

There are no estate taxes or succession duties imposed by Canada or Québec in respect of any Debt Securities or premium, if any, or interest thereon.

This summary is based on the current provisions of the Canadian Act, the Taxation Act (Québec) (the “Québec Act”), and the regulations thereunder, all specific proposals to amend the Canadian Act, the Québec Act and the regulations announced by or on behalf of the Minister of Finance of Canada and the Minister of Finance of Québec prior to the date hereof and counsel’s understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency and the Québec Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account other provincial, territorial or foreign income tax considerations which may differ from the Canadian federal and Québec provincial income tax considerations described herein.

Warrants

We may issue, together with any Debt Securities offered by a prospectus supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of Warrants.

That prospectus supplement will set forth:

•	the terms of the Debt Securities purchasable upon exercise of the Warrants;

•	the principal amount of Debt Securities purchasable upon exercise of one Warrant, the exercise price and the procedures for, and conditions to, exercise for purchasing those Debt Securities;

•	the dates on which the right to exercise the Warrants will commence and expire;

•	the date, if any, on and after which the Warrants and the related Debt Securities will be separately transferable; and

•	whether the Warrants represented by Warrant certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered.

Unless otherwise indicated in the prospectus supplement, the Warrants will be governed by the laws of Québec and the laws of Canada applicable therein. Unless otherwise indicated in the prospectus supplement, the Warrants will be delivered in The City of New York.

Guarantee of Québec

The Debt Securities will be irrevocably and unconditionally guaranteed as to principal, premium, if any, and interest when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, by Québec. The guarantee of Québec will be authorized by an Order in Council of the Government of Québec and will be placed on each Debt Security. The guarantee of Québec will be a direct, unconditional and unsecured obligation and will rank equally in right of payment with all other unsecured obligations for borrowed money of Québec outstanding at the date of the issue of the Debt Securities or thereafter.

Use of Proceeds

Unless otherwise specified in the prospectus supplement, we will add the net proceeds we receive from the sale of the Securities to our general funds to be used for general purposes.

Jurisdiction and Enforceability

We and Québec will appoint the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, N.Y. 10020-2102, as our and Québec’s authorized agent upon whom process may be served in any action based on the Securities which may be instituted in any State or Federal court in The City of New York by the holder of any Security, and will expressly waive any immunity to service of process regarding any action to which the Delegate General of Québec might otherwise be entitled. This appointment will be irrevocable until all amounts in respect of the Securities have been paid, except that, if for any reason the designated agent ceases to be able to act as the authorized agent or no longer has an address in The City of New York, we and Québec will appoint another person or persons in The City of New York as authorized agent(s). We and Québec will expressly accept the non-exclusive jurisdiction of any State or Federal court in The City of New York or any competent Court in Québec in any action based upon the Securities instituted in any such Court and will irrevocably waive, to the fullest extent permitted by applicable law, any immunity from the jurisdiction of any such Court to which we might otherwise be entitled.

We and Québec may be sued in the courts of Québec, and no applicable law requires the consent of any public official or authority for proceedings to be brought or judgment to be obtained against us or Québec arising out of or relating to obligations under the Securities. In addition, no immunity from suit is available to either us or Québec in any action in those courts, irrespective of whether a party to the action or the holder of Securities is or is not resident within Québec or is or is not a citizen of Canada. There are no requirements under the laws of Québec that prior written notice be served on us or Québec before the commencement of an action.

The Hydro-Québec Act provides that the performance of our obligations may be levied against our property.

Although any judgment obtained in an action brought in the courts of Québec against Québec may not be enforced by execution, applicable statutes provide that whenever Québec is condemned by a judgment that has become definitive to pay a sum of money, the Ministre des Finances, after having received a certified copy of the judgment, shall pay the amount due out of the money at his or her disposal for that purpose or, failing that, out of the Consolidated Revenue Fund of Québec.

In enforcing a foreign judgment in foreign currency, a Québec court will convert into Canadian currency at the rate of exchange prevailing on the date the foreign judgment became enforceable at the place where it was rendered. There is no currency indemnity in the terms and conditions of the Securities to make an investor whole for any difference in the exchange rate between the date the foreign judgment became enforceable where it was made and the date of its enforcement by a Québec court.

Plan of Distribution

We may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	prices related to prevailing market prices; or

•	negotiated prices.

The distribution may be effected in the United States of America and/or in any one or more other jurisdictions where permitted by law, as specified in the prospectus supplement.

In connection with the sale of Securities, underwriters or agents may receive compensation from us or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement will identify these underwriters or agents, and will describe the compensation received from us.

Under agreements which we may enter into, dealers and agents who participate in the distribution of Securities may be entitled, and we have agreed that underwriters, if any, will be entitled, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Debt Record

We have paid the full face amount of the principal of and premium, if any, and interest on every security issued or assumed by us, and Québec has paid the full face amount of the principal of and premium, if any, and interest on (a) every security issued or assumed by it, and (b) every indirect security on which it has been required to implement its guarantee, all promptly when due in the currency and in the country where payable, subject to any applicable laws and regulations forbidding trading with the enemy during wartime.

Authorized Agent

Our and Québec’s authorized agent in the United States of America is the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, New York 10020-2102.

Experts

Our consolidated financial statements as at and for the year ended December 31, 2010, have been incorporated by reference herein from our Annual Report on Form 18-K for the year ended December 31, 2010 in reliance upon the report of KPMG LLP, Ernst & Young LLP, and the Auditor General of Québec, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

Our consolidated financial statements as at December 31, 2009, and for each of the years in the two year period ended December 31, 2009, have been incorporated by reference herein from our Annual Report on Form 18-K for the year ended December 31, 2010 in reliance upon the report of KPMG LLP and Ernst & Young LLP, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

Validity of the Securities

Miller Thomson LLP, Montréal, Québec, will pass upon the validity of the Securities and all other matters of Canadian and Québec law and procedure on our behalf and that of Québec. The validity of the Securities and all other matters of Canadian and Québec law and procedure will be passed upon for the underwriters or agents, if any, by Norton Rose OR LLP, Montréal, Québec. The validity of the Securities will be passed upon as to matters of New York law for the underwriters or agents, if any, by Sullivan & Cromwell LLP, New York, New York, who will rely as to all matters of Canadian and Québec law on the opinions of the aforementioned two firms.

Miller Thomson LLP, Norton Rose OR LLP and Sullivan & Cromwell LLP have, from time to time, rendered legal services to us and to Québec not connected with the offering of the Securities.

Official Statements

The information set forth or incorporated by reference herein, except for the information appearing under “Plan of Distribution”, was supplied by our representatives and by those of the Ministère des Finances of Québec, in their respective official capacities, duly authorized thereto.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in any pricing supplement, this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. Any pricing supplement, this prospectus supplement or the accompanying prospectus is an offer to sell or a solicitation to buy the securities it describes, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in any pricing supplement, this prospectus supplement or the accompanying prospectus is current only as of its date.

US$3,000,000,000

Medium-Term Notes

Due Nine Months or More from Date of Issue

Guaranteed irrevocably and unconditionally as to payment of principal, premium, if any, and interest by

QUÉBEC

(Canada)

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

CIBC

J.P. Morgan

National Bank of Canada Financial

RBC Capital Markets

Scotia Capital